Exhibit 99.1

Armata Pharmaceuticals Announces Third Quarter 2024 Results and

Provides Corporate Update

LOS ANGELES, CA, November 13, 2024 - Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a biotechnology company focused on high-purity, pathogen-specific bacteriophage therapeutics for antibiotic-resistant and difficult-to-treat bacterial infections, today announced financial results for its third quarter ended September 30, 2024, and provided a corporate update.

Third Quarter 2024 and Recent Developments:

●	Completed enrollment of the Phase 2 study (“Tailwind”) of inhaled AP-PA02 in patients with non-cystic fibrosis bronchiectasis (“NCFB”) and chronic pulmonary Pseudomonas aeruginosa (“P. aeruginosa”) infection.
o	Topline data expected by year-end.
o	Working towards initiating a pivotal bronchiectasis trial in 2025 for chronic pulmonary P. aeruginosa infection.
●	Completed enrollment of Phase 1b/2a study (“diSArm”) of intravenous AP-SA02 in patients with Staphylococcus aureus (“S. aureus”) bacteremia.
o	Topline data expected in the first quarter of 2025.
o	Moving towards initiating a pivotal S. aureus bacteremia trial in 2025.
●	Received $5.25 million of additional non-dilutive funding to support the diSArm study pursuant to a previously announced Department of Defense grant, received through the Medical Technology Enterprise Consortium (“MTEC”) and managed by the Naval Medical Research Command (NMRC) – Naval Advanced Medical Development (NAMD) with funding from the Defense Health Agency and Joint Warfighter Medical Research Program.
●	Further advanced bacteriophage science through presentations and publications:
o	Announced publication in Communications Biology describing the structure of a Pseudomonas phage, representative of a family present in the clincial candidate cocktail AP-PA02.
o	Delivered a poster presentation at the 2024 Military Health System Research Symposium (MHSRS), held August 26-29, in Kissimmee, Florida.
o	Delivered an oral presentation on advancing bacteriophage therapy at Viruses of Microbes 2024, held July 15-19, in Cairns, Australia.
●	Appointed life sciences accounting and finance veteran David House as Senior Vice President, Finance.
●	Amended convertible debt and 2023 credit agreement to extend the maturity dates from January 10, 2025 to January 10, 2026.

“During the third quarter, we completed enrollment of our Phase 2 Tailwind study of inhaled AP-PA02 in NCFB patients with chronic P. aeruginosa infection, and remain on-track to report topline data from this study by the end of this year,” stated Dr. Deborah Birx, Chief Executive Officer of Armata. “This will mark our second Phase 2 data readout for inhaled AP-PA02, following prior successful evaluation in patients with cystic fibrosis in the Phase 1b/2a SWARM-P.a. clinical trial last year. We plan to meet with the U.S. FDA to align on the design of a pivotal Phase 3 bronchiectasis study for inhaled AP-PA02 as a pulmonary disease therapeutic which we are working towards initiating in 2025.”

“Additionally, we have completed enrollment of our Phase 1b/2a diSArm study evaluating intravenous AP-SA02 as a potential treatment for S. aureus bacteremia. The high purity of Armata’s intravenously-administered phage drug products enabled dose escalation to 2E11 PFU every 24 hours for five days, which was well-tolerated. We look forward to topline data in the first quarter of 2025 that should inform the optimal dose of AP-SA02 to be evaluated in a larger definitive efficacy study that we are planning to initiate in 2025.”

“With two Phase 2 data readouts expected near-term, we believe we continue to add to the body of evidence demonstrating the potential of phage therapy, either as an alternative to or in combination with current standard of care antibiotics, to combat antibiotic-resistant and difficult-to-treat bacterial infections. I am delighted with our progress to date, and look forward to potential major value inflection points in 2025 and beyond,” Dr. Birx concluded.

Third Quarter 2024 Financial Results

Grant Revenue. The Company recognized grant revenue of $3.0 million for the three months ended September 30, 2024 as compared to $1.2 million in the comparable period in 2023, which represents MTEC’s share of the costs incurred for the Company’s AP-SA02 program for the treatment of S. aureus bacteremia.

Research and Development. Research and development expenses for the three months ended September 30, 2024 were approximately $9.5 million as compared to approximately $8.0 million for the comparable period in 2023. The Company continues to invest in clinical related expenses associated with its primary development programs.

General and Administrative. General and administrative expenses for the three months ended September 30, 2024 were approximately $3.2 million as compared to approximately $3.6 million for the comparable period in 2023. The decrease was mainly related to a decrease of $1.0 million in professional services during the third quarter of 2024, offset in part by an increase of $0.6 million in personnel related expenses.

Loss from Operations. Loss from operations for the three months ended September 30, 2024 was approximately $9.8 million as compared to a loss from operations of approximately $10.3 million for the comparable period in 2023.

Net Loss. The net loss for the third quarter of 2024 was $5.5 million, or $0.15 per share on both a basic and diluted basis, as compared to a net loss of $31.2 million, or $0.86 per share on both a basic and diluted basis, for the comparable period in 2023. The net loss for the quarter ended September 30, 2024 included non-cash gain from changes in fair value of convertible debt of $6.9 million, as compared to $15.8 million loss from changes in fair value of convertible debt for the quarter ended September 30, 2023.

Cash and Equivalents. As of September 30, 2024, Armata held approximately $17.1 million of unrestricted cash and cash equivalents, as compared to $13.5 million as of December 31, 2023.

As of November 13, 2024, there were approximately 36.2 million common shares outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic including in-house phage specific cGMP manufacturing.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; ability to staff and maintain its production facilities under fully compliant current Good Manufacturing Practices; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the SEC, including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 21, 2024, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$17,141	$13,523
Prepaid expenses and other current assets	3,029	2,265
Other receivables	2,219	3,363
Total current assets	22,389	19,151
Property and equipment, net	13,616	12,559
Operating lease right-of-use asset	42,251	44,717
Intangible assets, net	13,746	13,746
Other long term assets	6,235	8,190
Total assets	$98,237	$98,363

Liabilities and stockholders’ deficit
Accounts payable, accrued and other current liabilities	10,801	16,461
Convertible debt, current	41,357	—
Term debt, current	66,046	—
Total current liabilities	$118,204	$16,461
Convertible debt, non-current	—	58,633
Term debt, non-current	—	23,674
Operating lease liabilities, net of current portion	27,929	28,583
Deferred tax liability	3,077	3,077
Total liabilities	149,210	130,428
Stockholders’ deficit	(50,973)	(32,065)
Total liabilities and stockholders’ deficit	$98,237	$98,363

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Grant revenue	$2,973	$1,225	$3,939	$3,001
Operating expenses:
Research and development	9,485	7,978	25,975	25,842
General and administrative	3,244	3,583	9,861	8,470
Total operating expenses	12,729	11,561	35,836	34,312
Operating loss	(9,756)	(10,336)	(31,897)	(31,311)
Interest income	294	47	567	111
Interest expense	(2,923)	(1,176)	(7,462)	(1,176)
Change in fair value of convertible debt	6,904	(15,833)	17,276	(12,959)
Loss on convertible debt extinguishment	—	(3,863)	—	(3,863)
Net loss	$(5,481)	$(31,161)	$(21,516)	$(49,198)
Per share information:
Net loss per share, basic and diluted	$(0.15)	$(0.86)	$(0.60)	$(1.36)
Weighted average shares outstanding, basic and diluted	36,180,124	36,086,990	36,153,388	36,067,025

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2024	2023
Operating activities:
Net loss	$(21,516)	$(49,198)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	945	679
Stock-based compensation expense	2,539	745
Change in fair value of convertible debt	(17,276)	12,959
Non-cash interest expense	7,483	1,176
Loss on convertible debt extinguishment	—	3,863
Change in right-of-use asset	1,489	662
Changes in operating assets and liabilities:	(3,288)	(10,203)
Net cash used in operating activities	(29,624)	(39,317)
Investing activities:
Purchases of property and equipment	(1,956)	(5,744)
Net cash used in investing activities	(1,956)	(5,744)
Financing activities:
Proceeds from issuance of convertible debt, net of issuance costs	—	29,101
Proceeds from issuance of term debt, net of issuance costs	34,889	24,925
Payments for taxes related to net share settlement of equity awards	(61)	—
Proceeds from exercise of stock options	130	5
Net cash provided by financing activities	34,958	54,031
Net increase in cash, cash equivalents and restricted cash	3,378	8,970
Cash, cash equivalents and restricted cash, beginning of period	19,243	20,812
Cash, cash equivalents and restricted cash, end of period	$22,621	$29,782

	Nine Months Ended September 30,
	2024	2023
Cash and cash equivalents	$17,141	$23,958
Restricted cash	5,480	5,824
Cash, cash equivalents and restricted cash, end of period	$22,621	$29,782